Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of QT Imaging Holdings, Inc. of our report dated March 24, 2026 relating to the consolidated financial statements, which appears in QT Imaging Holdings, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2025.
/s/ BPM LLP
Irvine, California
August 3, 2026